Exhibit 99.2

Mountain Crest Acquisition 6 Corp. Announces Closing of $60 Million Initial Public Offering

New York, May 1, 2026 (GLOBE NEWSWIRE) – Mountain Crest Acquisition 6 Corp. (the “Company”), a blank check company incorporated as a British Virgin Islands business company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses, today announced the closing of its previously announced initial public offering of 6,000,000 units at an offering price of $10.00 per unit, with each unit consisting of one ordinary share and one right. Each right entitles the holder to receive one-fourth (1/4) of one ordinary share upon consummation of the Company’s initial business combination. The units began trading on the Nasdaq Global Market (“Nasdaq”) under the ticker symbol “MCAHU” on April 30, 2026. Once the securities comprising the units begin separate trading, the ordinary shares and rights are expected to trade on Nasdaq under the symbols “MCAH” and “MCAHR,” respectively.

D. Boral Capital LLC acted as the sole book-running manager for the offering.

The Company has granted the underwriter a 45-day option to purchase up to 900,000 additional units at the initial public offering price less the underwriting discount to cover over-allotments, if any.

A registration statement on Form S-1 (File No. 333-294891) (the “Registration Statement”) relating to the securities to be sold in the initial public offering, as amended, was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on April 29, 2026. The offering was made only by means of a prospectus. When available, copies of the prospectus relating to this offering may be obtained from D. Boral Capital LLC, 590 Madison Avenue, 39th Floor, New York, NY 10022, by telephone at (212) 970-5150, by email at dbccapitalmarkets@dboralcapital.com, or by accessing the SEC’s website, www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Mountain Crest Acquisition 6 Corp.

Mountain Crest Acquisition 6 Corp. is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds and search for an initial business combination. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Registration Statement and related prospectus filed in connection with the initial public offering with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact Information – Mountain Crest Acquisition 6 Corp., Dr. Suying Liu, Chairman, CEO and CFO, 524 Broadway, 11th Floor, New York, NY 10012, (646) 493-6558